PROSPECTUS	Pricing Supplement Nos. 3683 & 3687
Dated August 31, 2001	Dated January 3, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 5, 2001	No. 333-40880 and 333-66560

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: Tranche A: January 3, 2002

Tranche B: January 7, 2002

Settlement Date (Original Issue Date): January 10, 2002

Maturity Date: January 28, 2005

Principal Amount (in Specified Currency): Tranche A: $750,000,000

Tranche B: $250,000,000

Price to Public (Issue Price): Tranche A: 99.771%

Tranche B: 100.083%

Agent's Discount or Commission: 0.225%

Net Proceeds to Issuer: Tranche A: $746,595,000

Tranche B: $249,645,000

Interest Rate Per Annum: 4.25%

Interest Payment Date(s):

X January 28thth and July 28th of each year commencing July 28, 2002, and on the Maturity Date.

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP No.: 36962GXB5

ISIN No.: US36962GXB57

Common Code: 014145966

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
(Fixed Rate)
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Pricing Supplement Nos. 3683 &3687
Dated January 3, 2002
Rule 424(b)(3)-Registration Statement
No. 333-40880 and 333-66560

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

(Fixed Rate)
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Pricing Supplement Nos. 3683 & 3687
Dated January 3, 2001
Rule 424(b)(3)-Registration Statement
No. 333-40880 and 333-66560

Additional Information:

Recent Developments.

On July 2, 2001, General Electric Capital Corporation changed its state of incorporation from New York to Delaware.

Additional Information:

General.

At September 29, 2001, the Company had outstanding indebtedness totaling $205.043 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 29, 2001 excluding subordinated notes payable after one year was equal to $204.345 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended September 29, 2001
1996	1997	1998	1999	2000
1.53	1.48	1.50	1.60	1.52	1.69

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.
(Fixed Rate)
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Pricing Supplement Nos. 3683 & 3687
Dated January 3, 2001
Rule 424(b)(3)-Registration Statement
No. 333-40880 and 333-66560

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 99.771% for Tranche A and 100.083% for Tranche B of the aggregate principal amount less an underwriting discount equal to 0.225% of the principal amount of the Notes.

Institution Deutsche Banc Alex. Brown Inc.	Tranche A Notes Tranche B: Notes $375,000,000 $125,000,000
Morgan Stanley & Co. Incorporated	$375,000,000 $125,000,000
Total	$750,000,000 $250,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.